SEWARD & KISSEL LLP
ONE BATTERY PARK PLAZA
NEW YORK, NY 10004

Telephone: (212) 574-1200
Facsimile: (212) 480-8421
www.sewkis.com

                September 17, 2007

Prospector Funds, Inc.
370 Church Street
Guilford, Connecticut 06437

Ladies and Gentlemen:

We have acted as counsel for Prospector Funds, Inc., a Maryland corporation (the “Fund”),  in connection with the organization of the Fund, the registration of the Fund under the Investment Company Act of 1940, as amended, and the registration of an indefinite number of shares (the "Shares") of Common Stock, par value $.001 per share, of the Fund classified in two series designated as (a) Prospector Capital Appreciation Fund and (b) Prospector Opportunity Fund under the Securities Act of 1933, as amended (the “Securities Act”).

As counsel for the Fund, we have participated in the preparation and filing of the Fund’s Registration Statement on Form N-1A (File Nos. 333-143669 and 811-22077) with the Securities and Exchange Commission (the “Commission”), including Pre-Effective Amendment No. 2 in which this letter is included as Exhibit I (as so amended, the “Registration Statement”).  We have examined the Charter and By-laws of the Fund and any amendments and supplements thereto and have relied upon such corporate records of the Fund and such other documents and certificates as to factual matters as we have deemed necessary to render the opinion expressed herein.

Based on such examination, we are of the opinion that the Shares of the Fund to be offered for sale pursuant to the Registration Statement are, to the extent of the respective number of Shares authorized to be issued by the Fund in its Charter, duly authorized and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and will be fully paid and non-assessable under the laws of the State of Maryland.

We do not express an opinion with respect to any laws other than the laws of Maryland applicable to the due authorization, valid issuance and nonassessability of shares of common stock of corporations formed pursuant the provisions of the Maryland General Corporation Law.  Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or “blue sky” laws of Maryland or any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.  As to matters of Maryland law relevant to the foregoing opinion, we relied on the opinion of Venable LLP of Baltimore, Maryland, dated September 17, 2007 a copy of which is included in the Registration Statement as Exhibit (I)(2).

Members of this firm are admitted to the bars of the State of New York and the District of Columbia.

                 Very truly yours,

                    /s/ Seward & Kissel LLP
                    Seward & Kissel LLP

02081.0009 #807419